Exhibit 26k

                                                               November 3, 2016


Allstate Life Insurance Company of New York
3075 Sanders Rd
Northbrook, IL 60062

        Re: Allstate Life Insurance Company of New York
            Registration Statement on Form N-6

Dear Sirs:

This opinion is furnished in connection with the filing of the Registration Statement on Form N-6 ("Registration Statement") by Allstate Life of New York Variable Life Separate Account A ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Individual Variable Universal Life Insurance Policies ("Policies") offered by Allstate Life Insurance Company of New York. Premiums paid under variable universal life insurance policies offered by Allstate Life Insurance Company of New York may be allocated by Allstate Life Insurance Company of New York to the Separate Account in accordance with the owners' direction with reserves established by Allstate Life Insurance Company of New York to support such Policies.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the Prospectus which is included in the Registration Statement.

The Policies will be sold only in jurisdictions authorizing such sales.

I have examined all such corporate records of Allstate Life Insurance Company of New York and such other documents and laws as I consider appropriate as a basis for this opinion on the basis of such examination, it is my opinion that:

1. Allstate Life Insurance Company of New York is a corporation duly organized and validly existing under the laws of the State of New York.

2. The Separate Account is an account established and maintained by Allstate Life Insurance Company of New York pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Policies, credited to or charged against the Separate Account without regard to other income, gains or losses of Allstate Life Insurance Company of New York.

3. Assets allocated to the Separate Account will be owned by Allstate Life Insurance Company of New York. The Policies provide that the portion of the assets of the Separate Account equal to the reserves and other Policy liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Allstate Life Insurance Company of New York may conduct.

4. When issued and sold as described above, the Policies will be duly authorized and will constitute validly issued and binding obligations of Allstate Life Insurance Company of New York in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Yours truly,

                                       /s/ Angela K. Fontana
                                       ------------------
                                       Angela K. Fontana
                                       Vice President, Secretary and
                                       General Counsel